UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2018

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32563	23-2956944
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

Effective April 16, 2018, Mindy Bartel, age 52, was appointed Chief Financial Officer of Orchids Paper Products Company (the “Company”). Prior to joining the Company, Ms. Bartel served between 2015 and 2018 as Senior Vice President of Finance and Chief Financial Officer of Carlex Glass America, LLC, an automotive glass supply company. In 2014 and 2015, Ms. Bartel served as Chief Financial Officer of The Eco-Groupe, a manufacturer of PET preforms for the carbonated beverage, water and other consumer packaging industries. From 2012-2014, Ms. Bartel served as Portfolio Company Chief Financial Officer/Finance Operating Partner for Monomy Capital Partners, a private equity firm. From 2010-2012, Ms. Bartel served as President and Chief Financial Officer for Kurz-Kasch, Inc., a manufacturer of electromagnetic components for heavy-duty diesel fuel systems. And from 2004 – 2010, Ms. Bartel served as Corporate Controller and subsequently Chief Financial Officer for Shore to Shore, Inc., a global manufacturer of tags and labels for the garment industry.

Ms. Bartel will receive an initial base salary of $260,000 per year. Additionally, Ms. Bartel will be eligible to receive cash bonus under the Company’s performance bonus plan in an amount equal to a percentage of her annual base salary determined based on the Company’s EBIDTA performance (weighted at 80%) and Ms. Bartel’s individual performance (weighted at 20%). The target cash bonus is 50% of Ms. Bartel’s base salary, though she is eligible to receive up to 60% of her base salary as a cash bonus depending on the Company’s performance. The amount of Ms. Bartel’s cash bonus will be prorated for 2018 based on the effective date of her appointment. In addition, the Company awarded Ms. Bartel options to purchase 20,000 shares of the Company’s Common Stock under the Orchids Paper Products Company 2014 Stock Incentive Plan. These stock options have a ten year term, and will vest in three equal installments beginning on April 16, 2019 and ending on April 16, 2021. Finally, Ms. Bartel will receive a delayed signing bonus in the amount of $75,000 on October 16, 2018 or upon the change of control of the Company, whichever occurs first. Ms. Bartel is also eligible to participate in other Company benefits plans offered to other full-time employees.

The Company also entered into a Change of Control and Restrictive Covenant Agreement (the “Agreement”) with Ms. Bartel in conjunction with her appointment as Chief Financial Officer. Pursuant to the Agreement, if Ms. Bartel’s employment is terminated without “cause” (as defined in the Agreement) or if Ms. Bartel resigns for “good reason” (as defined in the Agreement) within 12 months following a change in control of the Company, then subject to execution of a release agreement, (i) Ms. Bartel is entitled to receive a severance payment equal to (x) 12 months’ of Ms. Bartel’s base salary as of the date of termination, plus (y) an amount equal to the average of the annualized previous two bonus payments to Ms. Bartel; and (ii) the unvested portion of any options to purchase shares of the Company’s Common Stock will vest immediately. Under the terms of the Agreement, Ms. Bartel agrees to protect the Company’s confidential information both during and after her employment with the Company. Additionally, Ms. Bartel will not solicit the established customers of the Company for any competing business or the solicit employees of the Company to leave the Company for the duration of her employment with the Company and for two years thereafter.

There are no other arrangements or understandings between Ms. Bartel and any other person pursuant to which she was selected as an officer. The Company knows of no transactions between her, or any of her related persons, and the Company that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On April 17, 2018, the Company issued a press release announcing Ms. Bartel’s appointment as Chief Financial Officer. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release, dated April 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: April 17, 2018	By:	/s/ Jeffrey S. Schoen
Jeffrey S. Schoen Chief Executive Officer and President